N E W S    R E L E A S E


                                            For more information, contact:
                                            Joe Young, Valley Systems, Inc.
                                            (404) 888-2750


                          COMPLETION OF ACQUISITION BY
                        HYDROCHEM OF VALLEY SYSTEMS, INC.

     CANAL FULTON, OHIO, JANUARY 5, 1999 - Valley Systems, Inc. ("Valley Systems") announced today that it has sold, effective January 1, 1999, substantially all of its operating assets and the operating assets of its wholly-owned subsidiary, Valley Systems of Ohio, Inc., to HydroChem Industrial Services, Inc. ("HydroChem") for approximately $30 million, plus the assumption of Valley Systems' bank debt and certain other liabilities. After payment of expenses and liabilities of effecting the transaction, Valley Systems expects that the initial amount which will be distributed to shareholders will be approximately $2.13 per share (exclusive of escrowed funds). The initial distribution to shareholders is expected to be made during January 1999.

     Prior to the acquisition, Valley Systems, based in Canal Fulton, Ohio, provided specialized industrial cleaning services, including ultra high pressure water jetting, metal cutting and vacuum services, to the primary metals, power generation, chemical, plastics and petroleum refining industries.


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